UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

FIrST FOUNDATION Inc.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Allison Ball
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its highly-qualified director nominee at the 2023 annual meeting of stockholders of First Foundation, Inc., a Delaware corporation (the “Company”).

Item 1: On May 22, 2023, Driver Management issued the following open letter to stockholders of the Company:

May 22, 2023

Dear Fellow First Foundation Stockholders,

Sometimes numbers tell the story better than words:

	Total Stockholder Return[1]
	One Year	Three Years	Five Years
FFWM	-80.99%	-65.78%	-76.81%
S&P US Banks Index[2]	-15.97%	42.60%	-9.39%
S&P Small Cap Banks Index[3]	-27.80	37.89%	-22.51%
Russell 2000 Index	-0.22%	45.47%	17.6%

Driver Opportunity Partners I LP (together with its affiliates, “Driver”) believes that the destruction of stockholder value illustrated above is clear evidence that a strong, new and independent voice is needed on First Foundation Inc. (“First Foundation or the “Company”) ’s board of directors (the “Board”). Driver has nominated Allison Ball for election to the Board at First Foundation’s 2023 annual meeting of stockholders (the “Annual Meeting”). Driver believes that Ms. Ball will introduce effective, common-sense oversight in the boardroom and will raise the type of key questions that the incumbent Board and management team should have been focused on for years—questions that, had the incumbent Board been willing to ask, might have mitigated the consistent and staggering destruction of stockholder value shown above.

We ask that you vote FOR Ms. Ball and the Company’s nominees other than incumbent, non-independent director John A. Hakopian. Mr. Hakopian is currently the President of First Foundation’s subsidiary First Foundation Advisors (“FFA”) and has been with the Company and its predecessor company FFA for 33 years. In addition to our significant concerns about his lack of proper risk management and managerial execution, he has also recently sold significant amounts of the First Foundation shares. From March 13, 2023 to March 15, 2023, Mr. Hakopian sold over 20% of his ownership in the Company.4 What does it say about his commitment to, and belief in, the Company if he is selling stock hand over fist?

1 For periods ended May 15, 2023. Source: S&P Capital IQ.

2 S&P United States BMI Banks Index.

3 S&P United States SmallCap Banks Index.

4 See Mr. Hakopian’s Form 4 filed with the SEC on March 15, 2023.

About Ms. Ball

Allison Ball, age 40, is an Investment Partner for Hanover Technology Investment Management, an early-stage technology investment management firm, since July 2020, and a Partner at Accelerated Advisory, LLC, a business advisor to visionary organizations, since May 2020. Previously, Ms. Ball was a Co-Founder and Board Member for Assembly, a post-COVID technology company in the hospitality space, from April 2020 to November 2021; Vice President of Product for VSCO, a photography mobile app, from April 2018 to April 2020; and in multiple positions for Meta Platforms, Inc. (NASDAQ: META) (f/k/a Facebook, Inc. (NASDAQ: FB) (“Facebook”)), a multinational technology conglomerate, including as Product Leader from 2016 to April 2018, Public Figure Product Lead, Media Product Management from 2013 to 2015, Strategic Partner Manager, Media Partnerships from 2012 to 2013 and Manager and Global Authenticity Lead, Community Operations from 2011 to 2012. Additionally, Ms. Ball served as Chief Operating Officer of Driver, Inc., a genomics-driven cancer therapeutics start-up focused on Stage IV lung cancer, from 2015 to 2016. She began her career as an Investment Banking Analyst for The Goldman Sachs Group, Inc. (NYSE: GS), a leading global investment banking, securities and investment management firm. Ms. Ball also advises and coaches start-up CEOs and technology leaders on leadership, product development and growth strategy. Ms. Ball serves on the board of directors of the Lincoln Network, a non-profit public policy think tank since January 2021. Ms. Ball received her A.B. in English Language and Literature from Princeton University.

Ask yourself why does this Board view Ms. Ball as such a threat?

Given the lengths that the incumbent Board and management have gone to in order to avoid accountability, such as the fruitless and costly attempt to deny First Foundation stockholders a choice in the election of directors by spuriously claiming that Ms. Ball’s nomination was not validly made, and now conducting themselves by launching desperate personal attacks against Ms. Ball First Foundation clearly views stockholders and Ms. Ball as a threat. The truth, however, is that Ms. Ball is only a “threat” to the status quo of the incumbent management team and Board that has contributed to the massive destruction of stockholder value shown above that we fellow stockholders have endured over every relevant time period.

Do not be misled. For the reasons above, we ask that you vote FOR Ms. Ball and the Company’s nominees other than Mr. Hakopian. While you can vote for Ms. Ball on the Company’s blue proxy card or blue voting instruction form by marking a vote FOR Ms. Ball, we recommend you return the enclosed WHITE proxy card or WHITE voting instruction form. Only your latest dated vote counts!

Thank you for your support,

J. Abbott R. Cooper
Managing Member
Driver Management Company LLC

VOTE THE WHITE UNIVERSAL PROXY CARD FOR DRIVER’S NOMINEE TODAY

If you have any questions or need assistance, please contact Saratoga at (212) 257-1311 or (888) 368-0379 or by email at infor@saratogaproxy.com

Item 2: On May 22, 2023, Driver Management issued certain material to stockholders of the Company, a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.